Exhibit 23.1 - Consent of Certified Public Accountants

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference relating to the audited consolidated financial statements for the years ended December 31, 2004 and 2003, which report appears in the Annual Report on Form 10-KSB of Green Dolphin Systems Corporation., for the year ended December 31, 2004.

/s/ RODEFER MOSS & CO, PLLC

RODEFER MOSS & CO, PLLC

Knoxville, Tennessee

April 21, 2005